EXHIBIT 2
                                    BYLAWS
                                      OF
                     INTEGRITY SMALL-CAP FUND OF FUNDS, INC.

   Except as otherwise expressly provided in these bylaws or in the articles of incorporation or as required under any federal laws and rules and regulations to which the corporation is subject, the management, business, and affairs of the corporation shall be governed by and conducted in accordance with the provisions of the North Dakota Business Corporation Act.

                                   ARTICLE I
                                    OFFICES
   The corporation shall have offices at such places either within or without the State of North Dakota as the board of directors may determine.

                                  ARTICLE II
                                 SHAREHOLDERS
   Section 1. Regular Meetings. Regular meetings of shareholders may be held on an annual or other less frequent basis, but need not be held unless required by law. Regular meetings shall be held on a date and at a time and place, either within or without the State of North Dakota, as the board of directors shall determine.
   Section 2. Quorum. The holders of one-third of the shares entitled to vote at a meeting constitute a quorum for the transaction of business.

                                  ARTICLE III
                               BOARD OF DIRECTORS
   Section 1. Number. The business and affairs of the corporation shall be managed by a board of directors consisting of three or more directors. The number of directors may be determined either by the vote of a majority of the entire board or by vote of the shareholders and initially shall be five.
   Section 2. Election and Qualifications. The directors of the corporation, other than the first board of directors named in the articles of incorporation, shall be elected by the shareholders for indefinite terms that expire at the next regular meeting of the shareholders. Directors hold office until successors are elected and have qualified or until their earlier death, resignation, removal, or disqualification. Vacancies on the board occurring between meetings of the shareholders may be filled in accordance with the provisions of the North Dakota Business Corporation Act. Directors need not be residents of the State of North Dakota or shareholders of the corporation.
   Section 3. Regular Meetings. Regular meetings of the board of directors may be held at such time and place, either within or without the State of North Dakota, as the board may determine, and no notice shall be required for regular meetings.
   Section 4. Special Meetings. Special meetings of the board of directors may be called by or at the request of the president or any two directors. Notice of the date, time, and place of special meetings shall be given to each director at least forty-eight hours prior to the meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least twenty-four hours prior to the meeting.
   Section 5. Special Actions. Anything in the second paragraph of Article 6 of the articles of incorporation to the contrary notwithstanding, any action of the board of directors required in connection with an investment advisory or a principal underwriting agreement must comply with the provisions of the Investment Company Act of 1940 and any rules and regulations adopted thereunder.

                                  ARTICLE IV
                                   OFFICERS
   Section 1. Enumeration of Offices. The officers of the corporation shall be a president, one or more vice presidents (the number thereof to be determined by the board of directors), a secretary, and a treasurer, each of whom shall be elected by the board of directors. The board of directors may also appoint or elect any other officers, assistant officers, and agents that it may deem necessary. Any two or more offices may be held by the same person.
   Section 2. Election and Term of Office. The officers shall be elected by the board of directors. Unless otherwise provided by the board of directors, each officer shall hold office until the first meeting of the board of directors following the next election of directors and until a successor is elected and has qualified or until the earlier death, resignation, removal, or disqualification of the officer.
   Section 3. Powers and duties. The powers and duties of the several officers shall be as provided from time to time by resolution or other directive of the board of directors. In the absence of such provisions, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to this corporation.
   Section 4. Salaries. The salaries of the officers shall be fixed from time to time by the board of directors, and no officer shall be prevented from receiving a salary by reason of the fact that he is also a director of the corporation.

                                  ARTICLE V
                                 FISCAL YEAR
   The fiscal year of the corporation shall be any period of twelve Consecutive months which the board of directors may designate by resolution or other directive.


   Adopted this 15 day of September, 1998.

   IN TESTIMONY WHEREOF, witness my signature hereto this 15 day of September, 1998.

                              /Peter A. Quist/
                              Peter A. Quist
                              Secretary